Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
   Filed by the Registrant (x) Filed by a Party other than the Registrant ( ) Check the appropriate box:
( )     Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)     Definitive Proxy Statement
( )     Definitive Additional Materials
( )     Soliciting Material pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                               RGC Resources, Inc.
                (Name of Registrant as Specified in its Charter)
                    Roger L. Baumgardner, Corporate Secretary
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X)     No fee required
( )     Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
        (1)    Title of each class of securities to which transaction applies:
        (2)    Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)    Proposed maximum aggregate value of transaction:
        (5)    Total Fee Paid:
( )     Fee paid previously with preliminary materials
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

                               RGC RESOURCES, INC.
                            519 Kimball Avenue, N.E.
                             Roanoke, Virginia 24016
              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 24, 2000
              -----------------------------------------------------

        NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of Shareholders of RGC Resources, Inc. will be held at its principal office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, on Monday, January 24, 2000, at 9:00 a.m., Eastern Standard Time, for the following purposes:

        1.     To elect two new Class C directors.

        2. To approve an amendment to the RGC Resources, Inc. Key Employee Stock Option Plan (the "Plan") to increase the aggregate number of shares of common stock authorized for issuance under the Plan by 50,000 shares.

        3. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 19, 1999 shall be entitled to notice of and to vote at the meeting.

        You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self-addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

                                           By Order of the Board of Directors.



                                           ROGER L. BAUMGARDNER
                                           Secretary

December 10, 1999

        Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your Shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

                              --------------------

                                 PROXY STATEMENT
                              --------------------

                            Mailed December 10, 1999

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 24, 2000

        This Proxy Statement is furnished on December 10, 1999, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. ("Resources" or the "Company") to be held on Monday, January 24, 2000, at 9:00 a.m., Eastern Standard Time, at Resources' office, located at 519 Kimball Avenue, N.E, Roanoke, Virginia 24016, and any adjournments thereof.

        Proxies in the form enclosed herewith are solicited by management at the direction of Resources' Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

        Resources' Annual Report to Shareholders for the year ended September 30, 1999 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

                                VOTING SECURITIES

        The close of business on November 19, 1999 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 1,836,225 shares of common stock outstanding and each such share is entitled to one vote. To Resources' knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

        A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Approval of the proposed amendment to the Plan requires the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast by the shares that are present, in person or proxy, and entitled to vote. Votes that are withheld and Broker Shares that are not voted in the election of directors and/or in connection with the proposed amendment to the Plan will not be included in determining the number of votes cast.

                  PROPOSAL 1      ELECTION OF DIRECTORS OF RESOURCES

        Occasionally, officers of the Company have been approached by others to open discussions for acquisition of the Company. The Board of Directors does not believe that it is obligated to shareholders to sell, hold out for sale or engage in discussions for sale of the Company and has formally acted to direct officers and individual directors to advise those who may propose acquisition or discussions for acquisition that the Company is not now for sale under any arrangement requiring Board approval.

        The Company's Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class C directors expires at the 2000 Annual Meeting. The terms of the Class A and Class B directors will expire in 2001 and 2002, respectively.

        There are two management nominees for Class C directors, Frank T. Ellett and Frank A. Farmer, Jr. Messrs. Ellett and Farmer currently serve on the Board and are standing for reelection. Mr. Wilbur L. Hazlegrove will be retiring from the Board effective with the Annual Meeting and his vacancy will not be filled at this time.

        Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation or employment and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees.

        Your Board of Directors recommends a vote "FOR" each of the nominees for Class C Director.

                                                                             Year In Which
                            Year In Which First                             Director Assumed
Name and Age                Elected As Director    Principal Occupation   Principal Occupation
------------                -------------------    --------------------   --------------------
NOMINEES FOR DIRECTOR

CLASS C DIRECTORS (Serving until 2003 Annual Meeting)

Frank T. Ellett                     1983         President, Virginia Truck        1981
    Age 61                                       Center, Inc. (Sale, lease and
                                                 service of heavy trucks)

Frank A. Farmer, Jr.                1979         Chairman of the Board of         1996
    Age 67                                       Directors of the Company
                                                 since January 1996;
                                                 President and Chief
                                                 Executive Officer, January
                                                 1991 to February 1998



                                        3




                                                                             Year In Which
                            Year In Which First                             Director Assumed
Name and Age                Elected As Director    Principal Occupation   Principal Occupation
------------                -------------------    --------------------   --------------------

DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS (Serving until 2001 Annual Meeting)

Abney S. Boxley, III                1994         President & CEO, Boxley          1988
    Age 41                                       Co., Inc. (Crushed stone
                                                 supplier); Director, Valley
                                                 Financial Corporation

S. Frank Smith                      1990         Executive Vice President,        1986
    Age 51                                       Coastal Coal Company, LLC
                                                 (Marketers and sellers
                                                 of coal)

John B. Williamson, III             1993         President & CEO of the           1998
    Age 45                                       Company since February
                                                 1998; Vice President-Rates
                                                 & Finance January 1993 to
                                                 February 1998; Director of
                                                 Rates and Finance April
                                                 1992 to January 1993

CLASS B DIRECTORS (Serving until 2002 Annual Meeting)

Lynn D. Avis                        1986         President, Avis Construction     1977
    Age 65                                       Co., Inc. (Construction
                                                 company)

J. Allen Layman                     1991         President and Chief              1990
    Age 47                                       Executive Officer, R&B
                                                 Communications, Inc.
                                                 (Telecommunications)

Thomas L. Robertson                 1986         President and Chief              1986
    Age 56                                       Executive Officer, Carilion
                                                 Health System and Carilion
                                                 Medical Center; Director,
                                                 Roanoke Electric Steel
                                                 Corporation

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth, as of November 19, 1999, certain information regarding the beneficial ownership of the common stock of the Company by each director, nominee and named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.


                                              Shares of Common
              Name of                        Stock Beneficially
          Beneficial Owner                 Owned As of 11/19/99 1                   Percent of Class
------------------------------------    ----------------------------               ------------------

Lynn D. Avis                                           9,445                               *
Abney S. Boxley, III                                   4,512                               *
Frank T. Ellett                                        7,089                               *
Frank A. Farmer, Jr.                                  42,635 2                           2.29%
Wilbur L. Hazlegrove                                  36,138 3                           1.94%
J. Allen Layman                                        6,477                               *
Arthur L. Pendleton                                   11,201 4                             *
Thomas L. Robertson                                    6,596                               *
S. Frank Smith                                         6,767                               *
John B. Williamson, III                               12,978 5                             *
All Directors and Executive
   Officers as a Group (13 person)                   152,005 6                           8.17%

* Less than 1%

1 Includes restricted shares purchased by directors pursuant to Restricted Stock
  Plan For Outside Directors.
2 Includes 9,405 shares owned by spouse.
3 Includes 11,144 shares owned by spouse.
4 Includes 8,000 shares which Mr. Pendleton has the right to acquire through the exercise of stock options.
5 Includes 10,000 shares which Mr. Williamson has the right to acquire through the exercise of stock options.
6 Includes an aggregate of 24,000 shares which executive officers have the right to acquire through the exercise of stock options.

                             EXECUTIVE COMPENSATION

        The following table contains information with respect to the individual compensation of the following officers for services in all capacities to Resources and its subsidiaries for fiscal years ended September 30, 1999, 1998 and 1997.

                                       Summary Compensation Table


                                                               Long-Term
                                    Annual Compensation      Compensation
                                   ----------------------  -----------------
    Name and                                                    Awards           All Other
Principal Position         Year    Salary ($)  Bonus($)1   Options/SARs (#)  Compensation($)2
-----------------------   ------   ----------  ----------  ----------------- -----------------

John B. Williamson, III    1999      149,185     20,000              0             7,000
  President & CEO of       1998      111,164      7,500          3,500             4,974
  RGC Resources, Inc.      1997       82,773     10,000          4,000             3,888

Arthur L. Pendleton        1999      118,573     10,000              0             5,388
  President & COO          1998      100,332      7,500          1,500             4,519
  Roanoke Gas Company      1997       82,248     10,000          4,000             3,863
-----------------

1 Bonus paid in current year for previous year's performance.
2 Consists entirely of the Company's contribution under the Employees' 401(k)
  Plan.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                                    Value of
                                                              Number of           Unexercised
                             Shares                          Unexercised          in-the-money
                          Acquired on        Value        Options at fiscal    options at fiscal
Name                      Exercise (#)    Realized ($)       year-end (#)         year-end ($)
-----------------------   ------------    ------------    ------------------   ------------------
                                                             Exercisable/         Exercisable/
                                                            Unexercisable        Unexercisable
                                                          ------------------   ------------------
John B. Williamson, III        0               0               10,000/0           $24,562.50/0
Arthur L. Pendleton            0               0                8,000/0           $24,562.50/0

Retirement Plan

        Resources has in effect a noncontributory Retirement Plan. The costs of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan's investments and/or Resources' annual contributions. The Plan generally provides for the monthly payment, at normal retirement age

65, of the greater of (a) the participant's accrued benefit as of December 31, 1988 under the formula then in effect or (b) one-twelfth of (1) plus (2) minus (3) as follows:

        (1) 1.2% of the participant's average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

        (2) .65% of the participant's average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant's assumed working lifetime) multiplied by years of credited service up to thirty years, and

        (3) the participant's balance, if any, from the Company's former profit sharing plan.

        Early retirement with reduced monthly benefits is available at age 55 after ten years' service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan.

        At age 65, for Plan purposes, Mr. Williamson and Mr. Pendleton will have 28 and 37 credited years of service, respectively.

        The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant's federal income tax withholding statement (Form W-2), up to certain statutory limits. For 1999, these earnings are limited to $160,000. This limit is indexed for cost of living after 1994.

                                                   Estimated Annual Pension For
                                            Representative Years of Credited Service 1
                              ----------------------------------------------------------------
Highest Sixty Months
Average Compensation              15            20            25           30            35
-------------------------     ----------     ---------     ---------    ---------     --------

    $    125,000             $    31,800    $   42,400    $   52,900   $   63,500    $  63,500
         150,000                  38,700        51,600        64,500       77,400       77,400
         175,000                  39,300        52,300        65,400       78,500       78,500
         200,000                  39,300        52,300        65,400       78,500       78,500
-----------------

1 The benefit amounts assume the employee is retiring at normal retirement age
  (age 65). The benefit amounts listed in the table are computed as a straight life annuity. No offset to pension benefits due to the Profit-Sharing Plan (which has been converted into the 401(k) Plan) is reflected. Benefits are not reduced by Social Security.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The Compensation Committee (the "Committee"), which is made up of five members of the Board of Directors who are not officers or employees of Resources, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer.

        In fiscal 1999, annual salary continued to be the primary component of compensation for executive officers of the Company. This is based in large part on concern that external factors beyond the control of Company executives, such as weather and regulatory decisions, may have a significant impact on corporate performance.

        The Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including their accomplishments, level of responsibility and experience and the relationship of such salaries to the salaries of other Company managers and employees. In this regard, the Committee reviews the Chief Executive Officer's recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the American Gas Association. Such other companies are included in (but do not solely comprise) both of the peer indices reflected in the Performance Graph on page 9. The Committee also considers overall corporate performance, customer service and satisfaction, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

        Pursuant to Resources' Stock Bonus Plan, the Committee approved the payment in fiscal 1999 of bonuses to the CEO and other executive officers of the Company for outstanding performance during the fiscal year 1998. The Stock Bonus Plan is intended to allow the Board of Directors to award individual or collective superior performance that has resulted in enhanced shareholder value or returns and to encourage increased ownership of Company common stock by officers and management. The Stock Bonus Plan is administered by the Committee, which considers recommendations from the Company's President. Resources' bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company's common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. Bonus award determinations under the Stock Bonus Plan for performance in the 1998 fiscal year were based on the performance of the Company, combined with an analysis of the individual contributions of officers receiving the bonuses to the overall performance of the Company.

        Resources adopted a Key Employee Stock Option Plan, which became effective January 1996. The Plan is intended to provide Resources' executive officers with long-term (ten-year) incentives and rewards tied to the price of Resources' common stock. The Committee believes that stock options will assist Resources in attracting, maintaining and motivating officers and other key employees of the Company, upon whose judgment, initiative and efforts the Company depends, by providing such persons with the opportunity to acquire an equity interest in Resources. Stock options are used to provide executive officers additional incentive to use their best efforts and superior performances to promote the best interest of Resources and the shareholders.

        In making its recommendation regarding the 1999 compensation of the Chief Executive Officer, the Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer's efforts toward cost containment, Resources' improved earnings, and shareholder and customer growth in the preceding fiscal year. During fiscal 1999, Mr. Williamson received a bonus of $20,000 which he elected to take in Company common stock, for his performance during the fiscal year 1998. The amount of the bonus was determined based upon Mr. Williamson's success during fiscal 1998 in monitoring operational and capital budgets for maximum cost efficiency and monitoring his management team's performance in regard to corporate objectives. The control of costs, operational and financing, resulted in improved earnings for Resources.

                 Submitted by the Compensation Committee of the
                        Board of Directors of Resources:
              Lynn D. Avis, Abney S. Boxley, III, Frank T. Ellett,
                        J. Allen Layman, S. Frank Smith


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        John B. Williamson, III, President and Chief Executive Officer of Resources, serves as a director of R&B Communications, Inc. J. Allen Layman, who is a director of Resources and serves on the Compensation Committee of the Board of Directors of Resources, is President and Chief Executive Officer of R&B Communications, Inc.

                                PERFORMANCE GRAPH

        The following graph compares the yearly percentage change and the cumulative total of shareholder return on the RGC Resources, Inc. common stock with the cumulative return on the Standard and Poor's Utilities Index (the "S&P Utilities Index") and the Edward Jones Natural Gas Distribution Index for the five-year period commencing on September 30, 1994 and ending on September 30, 1999. These comparisons assume the investment of $100 in the Company's common stock and each of the indices on September 30, 1994 and the reinvestment of dividends.


                        [PERFORMANCE GRAPH APPEARS HERE]







                                      1994   1995   1996  1997   1998   1999
                                      ----   ----   ----  ----   ----   ----
RGC Resources, Inc.                   $100     92    112   123    140    152
S&P Utilities                         $100    128    137   157    204    181
Edward Jones Natural Gas
Distribution Index                    $100    113    137   162    182    195

                          TRANSACTIONS WITH MANAGEMENT

        The law firm of Woods, Rogers & Hazlegrove, P.L.C., of which W. L. Hazlegrove, a director of Resources, is Of Counsel, rendered legal services to the Company during fiscal 1999, and it is anticipated that similar legal services will be provided by that firm to the Company in fiscal 2000.

        Roanoke Gas Company purchased natural gas from Engage Energy, a subsidiary of Coastal Corporation in fiscal 1999. Roanoke Gas Company purchased coal in the amount of $1,084,730 from Coastal Coal Sales, Inc., a subsidiary of Coastal Corporation. Mr. S. Frank Smith, a director of the Company, is also executive vice president of Coastal Coal Sales, Inc. It is anticipated that a portion of Roanoke Gas Company's natural gas supply will be provided by Engage Energy in fiscal 2000.

        Effective February 1, 1998, Frank A. Farmer, Jr., retired President and Chief Executive Officer of Roanoke Gas, entered into an agreement to provide consulting services to Roanoke Gas. Under the agreement, Mr. Farmer served as Chairman of the Board of Directors of Roanoke Gas and performed such duties and responsibilities as assigned to him by the Board. During the term of the agreement, Mr. Farmer could not accept engagements for compensation by any party that was in competition or could reasonably have expected to be in competition with Roanoke Gas. The consulting agreement, by its terms, terminated on January 31, 1999.

                            REMUNERATION OF DIRECTORS

        Directors are compensated $6,000 per year in addition to receiving fees for meetings of Resources' Board of Directors and of Committees of the Board which they attend. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive $6,000 per year for service as a Board member. The schedule of fees paid to directors for each such meeting attended is as follows:


        Board of Directors                                     $ 400
        Executive & Nominating Committee                       $ 400
        Audit Committee                                        $ 400
        Compensation Committee                                 $ 400

        However, the fee for any Committee meetings held the same day as a Board meeting is $250.

Restricted Stock Plan for Outside Directors

        The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. The Plan is applicable to not more than 50,000 shares of Resources' common stock.

        Under the Plan, a minimum of 40% of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock. The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources' common stock on the Nasdaq-NMS on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

        The shares of Restricted Stock of Resources issued under the Plan will vest only in the case of a participant's death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under the Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant's beneficiary.

        The shares of Restricted Stock will be forfeited to Resources by a participant's voluntary resignation during his term on the Board or removal for cause as a director.

        Subject to the terms of the Plan, a participant, as owner of the Restricted Stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends, and the right to participate in any capital adjustment of Resources. Resources requires that all dividends or other distributions paid on shares of Restricted Stock be automatically sequestered and reinvested on an immediate or deferred basis in additional Restricted Stock.

        All directors, except Mr. Williamson (who does not qualify as an outside director), participated in the Plan in fiscal 1999. The directors received a total of 1,917.906 shares of Restricted Stock in fiscal 1999, valued at $38,597.86. (This value was calculated using the closing price of $20.125 per share of Company's common stock on September 30, 1999).

                        BOARD OF DIRECTORS AND COMMITTEES

Audit Committee

        The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Layman, Robertson, and Smith, meets at least annually with Resources' chief financial officer, the independent auditors, and certain appropriate officers of Resources. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and recommending the selection of independent auditors. The Audit Committee met twice during the 1999 fiscal year.

Executive & Nominating Committee

        The Executive & Nominating Committee of the Board of Directors, which is composed of Messrs. Avis, Hazlegrove, Ellett, and Layman, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. Thus, in the absence of nominations by the Board of Directors, this Committee may nominate persons as management's nominees for election to the Board of Directors by the shareholders at Resources' annual meeting. This Committee met once in fiscal year 1999. The Board of Directors does not have a standing nominating committee as such.

Compensation Committee

        The Compensation Committee of the Board of Directors is composed of Messrs. Avis, Boxley, Ellett, Layman, and Smith. This Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of certain executive officers and management employees of Resources. This Committee met twice during the 1999 fiscal year.

Meetings of the Board and Committees

        The Board of Directors met twelve times during the 1999 fiscal year. With the exception of Mr. Hazlegrove, the incumbent members of the Board attended in fiscal year 1999, at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which they served.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission. Based on its review of the copies of such forms furnished to it and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 1999, four reports relating to four transactions for J. Allen Layman were filed late.

             PROPOSAL 2    AMENDMENT TO KEY EMPLOYEE STOCK OPTION PLAN

        In October 1999, the Board approved an amendment to the RGC Resources, Inc. Key Employee Stock Option Plan (the "Plan"), subject to shareholder approval, increasing the number of shares of common stock authorized for issuance under the Plan by 50,000 shares. At September 30, 1999, options to purchase a total of 50,000 shares had been granted and were outstanding under the Plan and no shares remained available for future grants. There were no options granted to executive officers in the fiscal year ended September 1999.

        Shareholders are requested in Proposal 2 to approve the amendment to the Plan. If the shareholders fail to approve the amendment to the Plan, there will be no shares available for future grant under the Plan. Approval of the amendment to the Plan requires this affirmative vote of a majority of the votes cast that are present in person or represented by proxy and entitled to vote. See "Voting Securities" above.

        The essential features of the Plan are outlined below:

        Under the Plan, the Compensation Committee of the Board may grant stock options ("Options") to officers and other full time salaried employees of Resources or its affiliates who are selected by the Committee. As of November 19, 1999, approximately 12 employees were eligible for selection to receive Options under the Plan. The Options do not meet the terms of Section 422A of the Internal Revenue Code and therefore result in taxable income to the recipient at the time of exercise to the extent of the difference between the exercise price and the fair market value of the stock at the time of exercise. Resources will be entitled to a federal income tax deduction upon the transfer of stock to an optionee pursuant to an exercise of an Option, if certain federal income tax withholding requirements are met. The amount of the deduction will equal the amount of compensation income recognized by the optionee.

        The exercise price under each Option is established by the Committee, but in no event will be less than the fair market value of Resources' common stock at the time the Option is granted. The fair market value per share of Resources' common stock is determined by the Committee under the Plan by reference to the closing sales price of Resources' common stock on the Nasdaq National Market System ("Nasdaq-NMS"). As of November

18, 1999 (the last trading day preceding the record date), the closing sales price of Resources' common stock on the Nasdaq-NMS was $20.50. The exercise period of each Option is determined by the Committee at the time of the grant, but cannot be more than ten years from the date of the grant.

        The right to exercise an Option generally expires three months after employment is terminated for a reason other than retirement or death. In the event an optionee retires or dies while employed by the Company, Options may be exercised within one year following the optionee's death or retirement, as the case may be, but in no event later than the expiration date of the Option. In the event of a change in control of Resources, the Committee under the Plan is authorized to take such action as it, in its discretion, may deem necessary or advisable and fair to optionees, including amending the terms, conditions or duration of Options granted under the Plan. A change in control under the Plan includes (i) any person obtaining direct or indirect voting power of 20% of Resources' voting securities; (ii) a change in the composition of the Board of Directors not approved by a vote of at least 75% of the incumbent directors;
(iii) the sale of all or substantially all of the assets of Resources; and (iv) the merger or consolidation of the Company with another corporation or entity which results in less than 75% of the outstanding voting securities of the surviving corporation being owned in the aggregate by former shareholders of Resources. No change of control is deemed to have occurred for purposes of the Plan by virtue of any transaction (i) which results in the optionee, or a group of persons which includes the optionee, acquiring, directly or indirectly, 20% or more of the combined voting power of Resources' voting securities; or (ii) which results in Resources or any affiliate of Resources or any profit sharing plan, employee stock ownership plan or employee benefit plan of Resources or any of its affiliates acquiring, directly or indirectly, 20% or more of the combined voting power of Resources' securities.

        The Committee may grant Options under the Plan to eligible individuals on the basis of criteria that it feels are in the best interests of Resources and its affiliates. Further, the Committee may impose such restrictions, conditions, terms and timing upon the granting of Options as it deems advisable for Resources.

        The Board of Directors of Resources may amend or terminate the Plan but cannot, without the approval of the shareholders: (i) increase the maximum number of shares for which Options may be granted under the Plan; (ii) permit the granting of Options at less than 100% of fair market value at the time of grant; or (iii) change the class of employees eligible to receive Options.

        Your Board of Directors recommends a vote "FOR" Proposal 2.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        The Board has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 2000. Deloitte and Touche LLP has served in this capacity since fiscal 1998. A representative of such firm is expected to attend the annual meeting to answer appropriate questions from shareholders and to make a statement if he or she so desires.

                                  OTHER MATTERS

        Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors and the proposed amendment to the Plan. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholder.

                              SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at Resources' 2001 Annual Meeting must be received by Resources' Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 11, 2000, in accordance with Rule 14a-8 of the Exchange Act of 1934, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.

        Resources' Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provides notice in writing to the President not less than sixty days nor more ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at a shareholder's meeting.

                            EXPENSES OF SOLICITATION

        The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out-of-pocket expense of such solicitation. In addition to the use of the mails, solicitation may be made by employees of Resources by any and all means available. Resources does not expect to pay any compensation for the solicitation of proxies.

        By Order of the Board of Directors.


        JOHN B. WILLIAMSON, III

        President & CEO

December 10, 1999

        Resources' Annual Report on Form 10-K for the year ended September 30, 1999 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Mr. Roger L. Baumgardner, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

P R O X Y                    RGC RESOURCES, INC.
                           519 Kimball Avenue, N.E.
                           Roanoke, Virginia 24016

           This Proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints John H. Parrott and W. Bolling Izard, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 19, 1999, at the Annual Meeting of Shareholders of Roanoke Gas Company to be held on January 24, 2000, and at any adjournments thereof, as follows:

1. ELECTION OF CLASS C DIRECTORS (Serving until 2003 Annual Meeting):
   [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY to vote
       (except as marked to the                  for all nominees listed below
       contrary below)
                      Frank T. Ellett, Frank A. Farmer, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below:

--------------------------------------------------------------------------------
                                     (Over)

2. AMENDMENT TO THE RGC RESOURCES, INC. KEY EMPLOYEE STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 50,000 SHARES

            [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. Upon such other business as may properly come before the meeting and any adjournments thereof.

                             THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR NO. 1 AND NO. 2 ABOVE.

                             The undersigned hereby acknowledges receipt of the Proxy Statement dated December 10, 1999.

                             Dated:
                                   ------------------------------------------

                             ------------------------------------------------
                                        Signature of Shareholder
                             Please sign your name(s) exactly as shown imprinted hereon. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.
                             (This proxy is revocable at any time prior to exercise hereof.)